Exhibit 99.1

Dr. Eric Mortensen to Leave CytoSorbents At Year End

MONMOUTH JUNCTION, N.J., November 6, 2019 — CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, announced that Dr. Eric Mortensen, Chief Medical Officer of CytoSorbents, will leave the company at the end of the year, upon the completion of his current employment contract.

Dr. Phillip Chan, MD, PhD, Chief Executive Officer of CytoSorbents stated, “Since joining the company two and a half years ago, Eric has leveraged his extensive industry expertise in clinical trials, medical affairs, and reimbursement to make numerous contributions to the company. Some of his key accomplishments have been to:

•	Build and lead a seasoned eight-person U.S. clinical team with broad capabilities
•	Architect and oversee the U.S. REFRESH 2-AKI pivotal, randomized controlled trial that has achieved more than a third of its targeted enrollment in approximately a year, at 25 active sites
•	Rapidly translate promising European clinical studies in critical care and cardiac surgery into a pipeline of clinical trial protocols and planned company-sponsored studies to support a broader registration strategy in the U.S. and elsewhere
•	Cultivate relationships with key thought leaders around the world, as advisors or scientific collaborators in our studies
•	Lead and advance discussions with regulatory agencies such as the U.S. FDA, National Institute for Health and Care Excellence (NICE) in the U.K., and others

Dr. Chan continued, “One of Eric’s most significant contributions has been the formation of an international clinical development and reimbursement strategy that leverages compelling German data on the investigational use of CytoSorb to reduce bleeding complications in emergency cardiac surgery patients on antithrombotic medication. The cost-savings analysis and U.K. TISORB trial are just two of the visible outputs of his effort. On behalf of the Board of Directors and the rest of the company, we thank Eric for his dedication and commitment to the development of the CytoSorb therapy, and his many contributions as a key member of the management team. We wish him well in his future endeavors.”

Dr. Eric Mortensen, MD, PhD, stated, “It has been extremely satisfying to work with the CytoSorbents team to advance this promising technology. The enthusiasm of investigators for the potential applications of CytoSorb reflects their early use experience. We have built upon this experience to define a clinical development program designed to achieve registration and reimbursement for a range of CytoSorb indications across acute care and cardiothoracic surgery. I am especially pleased by the early progress of our clinical program to demonstrate reversal of the effects of ticagrelor in patients that require emergent and urgent open heart surgery. The early clinical and pharmacoeconomic results for this investigational application suggest that CytoSorb has the potential to transform the surgical management of these patients, by both addressing a major unmet clinical need and providing clear and objective economic value to the healthcare system. I am confident that success in this area will provide a solid foundation for future growth of the company. I will be working with CytoSorbents and my excellent clinical team during this transition period to ensure continuity of our programs that aim to help save lives across a broad range life-threatening conditions.”

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 58 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to reduce inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents is conducting its pivotal REFRESH 2-AKI trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  The Company has also initiated the company-sponsored U.K. TISORB trial evaluating the removal of ticagrelor in emergency cardiac surgery patients. CytoSorb® has been used in more than 73,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $29 million from DARPA, the U.S. Army, the U.S. Air Force, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 7, 2019, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:

Joshua Berkman

Rubenstein Public Relations
212-805-3055
jberkman@rubensteinpr.com